Exhibit 99.1

Scopus BioPharma Finalizes Arrangements for Submission of IND Package

Submission to FDA Expected in Q2 2021

New York, New York, March 15, 2021 – Scopus BioPharma Inc. (Nasdaq: “SCPS”) today announced the finalization of arrangements for the completion of the investigational new drug (“IND”) package for the company’s lead drug candidate and its submission to the United States Food and Drug Administration (“FDA”). The IND submission is expected in Q2 2021.

Scopus is a biopharmaceutical company developing transformational therapeutics based on groundbreaking scientific and medical discoveries. The company’s lead drug candidate is a novel, targeted immuno-oncology gene therapy for the treatment of multiple cancers.

Joshua R. Lamstein, Chairman of Scopus BioPharma, stated, “We are extremely excited about the forthcoming submission of the IND for the Phase 1 clinical trial for our lead drug candidate. We believe investors will recognize this milestone as an important near-term driver of shareholder value.”

The company’s lead drug candidate is highly distinctive, encompassing both gene therapy and immunotherapy by synthetically linking siRNA to an oligonucleotide TLR9 agonist, creating the potential for targeted gene silencing with simultaneous TLR stimulation and immune activation in the tumor microenvironment.

About Scopus BioPharma

Scopus BioPharma Inc. is a biopharmaceutical company developing transformational therapeutics capitalizing on groundbreaking scientific and medical discoveries from leading research and academic institutions. The company’s lead drug candidate is a novel, targeted immuno-oncology gene therapy for the treatment of multiple cancers. This drug candidate is highly distinctive, encompassing both gene therapy and immunotherapy by synthetically linking siRNA to an oligonucleotide TLR9 agonist, creating the potential for targeted gene silencing with simultaneous TLR stimulation and immune activation in the tumor microenvironment. The company is also developing additional new chemical entities to treat other serious diseases with significant unmet medical needs, including systemic sclerosis. Receive updates by following Scopus BioPharma on Twitter here.

Forward-Looking Statements

This press release may include forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the company’s offering circular filed with the U.S. Securities and Exchange Commission) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

Contact

Rodd Leeds/David Waldman

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: SCPS@crescendo-ir.com